Press

Release

Contact:	Daniel E. Smith, Sr. Vice President, General Counsel & Corporate Secretary dsmith@ctorealtygrowth.com
Phone:	(386) 944-5632
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

DAYTONA BEACH, Fla. – July 2, 2020 – CTO Realty Growth (NYSE American: CTO) (the “Company” or “CTO”) today announced that its Senior Vice President and Chief Financial Officer, Mark E. Patten, is leaving the Company to join a publicly-traded REIT as its Chief Financial Officer. To ensure a smooth transition, Mr. Patten will work with the Company through the conclusion of the Company’s reporting for the second quarter ended June 30, 2020.  The Company has begun its search for a new Chief Financial Officer.

Mr. John P. Albright, President and Chief Executive Officer of the Company, stated, “On behalf of myself and the board of directors, I want to wish Mark great success in his new endeavor. I appreciate how instrumental Mark has been in the Company’s evolution these last eight years, including most recently his efforts on the Company’s $97 million land joint venture transaction and the successful launch of Alpine Income Property Trust, Inc.” Mr. Albright continued, “I want to also thank Mark for his dedication to the Company and his ongoing support through the end of the quarter.” Mr. Albright further stated, “We are fortunate that Mark helped us build a very strong accounting team to continue the Company’s financial reporting and accounting duties, led by Lisa Vorakoun, our Vice President and Controller, who has been with CTO for over seven years.”

Mr. Patten, stated, “It has been my honor and privilege to be the Chief Financial Officer of CTO and serve the Board and CTO’s shareholders these past eight years.” Mr. Patten continued, “I’m grateful for the opportunity to work at a company with a rich history that’s more than a century old and to work alongside the incredible CTO team.”

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 2.2 million square feet in diversified markets in the United States and an approximately 23% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE). Visit our website at www.ctlc.com.

We encourage you to review CTO’s most recent investor presentations which are available on its website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain agreements pertaining to the acquisition of income producing assets, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, and the impact of the COVID-19 pandemic on the Company’s business and the business of its tenants, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.